As filed with the U.S. Securities and Exchange Commission on July 1, 2024
Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Orrstown Financial Services, Inc.
(Exact name of registrant as specified in its charter)

Pennsylvania	6021	23-2530374
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

4750 Lindle Road
Harrisburg, PA 17111
(888) 677-7869
(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

2007 Long-Term Incentive Plan of Codorus Valley Bancorp, Inc.
2017 Long-Term Incentive Plan of Codorus Valley Bancorp, Inc.
 (Full title of the plans)

Thomas R. Quinn, Jr.
President and Chief Executive Officer
4750 Lindle Road
Harrisburg, PA 17111
(717) 530-2602
(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent For Service)

Copies to:
Samantha M. Kirby, Esq.
Goodwin Procter LLP
100 Northern Avenue
Boston, MA 02210
(617) 570-1000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐	Smaller reporting company	☒

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Pursuant to an Agreement and Plan of Merger, by and between the Orrstown Financial Services, Inc. (the “Company”) and Codorus Valley Bancorp, Inc. (“Codorus Valley”), dated as of December 12, 2023 (the “Merger Agreement”), the Company assumed each vested and unvested option under 2007 Long-Term Incentive Plan of Codorus Valley Bancorp, Inc. and the 2017 Long-Term Incentive Plan of Codorus Valley Bancorp, Inc. (the “Plans”) that was outstanding on July 1, 2024, the closing date of the merger of Company and Codorus Valley (the “Merger”). Immediately after the consummation of the Merger on July 1, 2024, the options issued under the Plans and assumed by the Company pursuant to the Merger Agreement were exercisable for 90,699 shares of the Company’s common stock, no par value (“Common Stock”).

The documents containing the information for the Plans specified by Part I of this Registration Statement will be sent or given to the participants in the Plans as specified by Rule 428(b)(1) of the Securities Act of 1933, as amended (the “Securities Act of 1933”). Such documents need not be filed with the Securities and Exchange Commission (the “Commission”) either as a part of this Registration Statement of Form S-8 (the “Registration Statement”) or as prospectuses or prospectus supplements pursuant to Rule 424 of the Securities Act of 1933. Such documents and the documents incorporated by reference pursuant to Item 3 of Part II of this Registration Statement, taken together, constitute a prospectus for the Registration Statement

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The Company hereby incorporates by reference into this registration statement the following documents previously filed with the Commission:

(a) The Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2023, filed with the Commission on March 14, 2024;

(b) The Company’s Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2024, filed with the Commission on May 9, 2024;

(c) The Company’s Current Reports on Form 8-K filed with the Commission on April 30, 2024, May 24, 2024, May 31, 2024, June 17, 2024 and July 1, 2024; and

(c)  The description of the Company’s Common Stock contained in its Annual Report on Form 10-K, filed with the Commission on March 11, 2022, and any amendment or report filed for the purpose of updating such description.

All documents that the Company subsequently files pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act prior to the filing of a post-effective amendment to the registration statement which indicates that all of the shares of Common Stock offered have been sold or which deregisters all of such shares then remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be a part hereof from the date of the filing of such documents; except as to any portion of any future annual or quarterly report to stockholders or document or current report furnished under current Items 2.02 or 7.01 of Form 8-K, and exhibits furnished on such form that relate to such items, that is not deemed filed under such provisions. For the purposes of this registration statement, any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

Under no circumstances will any information filed under current Items 2.02 or 7.01 of Form 8-K, and exhibits furnished on such form that relate to such items, be deemed incorporated herein by reference unless such Form 8-K expressly provides to the contrary.

Item 4.	Description of Securities.

Not applicable.

Item 5.	Interests of Named Experts and Counsel.

None.

Item 6.	Indemnification of Directors and Officers.

The following is only a general summary of certain aspects of Pennsylvania law and the Company’s articles of incorporation and bylaws related to the indemnification of directors and officers, and does not purport to be complete. It is qualified in its entirety by reference to the detailed provisions of Sections 1741-1850 of the Pennsylvania Business Corporations Law of 1988, as amended (the “PBCL”).

Sections 1741-1743 of the PBCL provide that a business corporation may indemnify directors and officers against liabilities they may incur in such capacities provided certain standards are met, including good faith and the belief that the particular action is in the best interests of the corporation. In general, this power to indemnify does not exist in the case of actions against a director or officer by or in the right of the corporation if the person entitled to indemnification shall have been adjudged to be liable to the corporation unless and only to the extent a court determines that the person is fairly and reasonably entitled to indemnification. A corporation is required to indemnify directors and officers against expenses they may incur in defending actions against them in such capacities if they are successful on the merits or otherwise in the defense of such actions. Section 1746 of the PBCL provides that the foregoing provisions shall not be deemed exclusive of any other rights to which a person seeking indemnification may be entitled under, among other things, any by-law provision, provided that no indemnification may be made in any case where the act or failure or act giving rise to the claim for indemnification is determined by a court to have constituted willful misconduct or recklessness. Section 1747 of the PBCL authorizes a corporation to purchase insurance for directors and other representatives. The foregoing statement is subject to the detailed provisions of Section 1741-1850 of the PBCL.

The Company’s bylaws provide for indemnification of directors and officers to the extent provided in the PBCL. In accordance with Section 1713 of the PBCL, the bylaws of the Company also include a provision that the directors of the Company shall not be personally liable for monetary damages such for any action taken, or failure to take any action, unless: (i) the director has breached or failed to perform the duties of his office in good faith, in a manner he reasonably believes to be in the best interests of the company and with such care, including reasonably inquiry, skill and diligence, as a person of ordinary prudence would use under similar circumstances; and (ii) the breach or failure to perform constitute self-dealing, willful misconduct or recklessness. Pursuant to Section 1713 of the PBCL, this limitation of personal liability does not apply to (i) the responsibility or liability of a director pursuant to any criminal statute or (ii) the liability of a director for the payment of taxes pursuant to federal state or local law.

Further, the Company may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee, or agent of the Company or is or was serving at the request of the Company as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against him and incurred by him in any such capacity or arising out of his status as such, whether or not the Company would have the power to indemnify him against such liability under the provisions of the articles of incorporation.

Item 7.	Exemption from Registration Claimed.

Not applicable.

Item 8.	Exhibits.

Exhibit Description

4.1	Articles of Incorporation as amended, incorporated by reference to Exhibit 3.1 of the Registrant’s Form 8-K filed on January 29, 2010.

4.2	Amended and Restated Bylaws of the Company, incorporated by reference to Exhibit 3.1 of the Company’s Form 8-K filed on July 1, 2024.

5.1	Opinion of Pillar Aught LLC.

23.1	Consent of Crowe LLP.

23.2	Consent of Pillar Aught LLC (included in Exhibit 5.1).

24.1	Power of Attorney (included on signature page).

107	Filing Fee Table

Item 9.	Undertakings.

(a) The Company hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) (§ 230.424(b) of this chapter) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Filing Fee Tables” or “Calculation of Registration Fee” table, as applicable, in the effective registration statement.

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, that:

(A) Paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the registration statement is on Form S-8 (§ 239.16b of this chapter), and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 (15 U.S.C. 78m or 78o(d)) that are incorporated by reference in the registration statement; and

(B) Paragraphs (a)(1)(i), (ii), and (iii) of this section do not apply if the registration statement is on Form S-1 (§ 239.11 of this chapter), Form S-3 (§ 239.13 of this chapter), Form SF-3 (§ 239.45 of this chapter) or Form F-3 (§ 239.33 of this chapter) and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 (15 U.S.C. 78m or 78o(d)) that are incorporated by reference in the registration statement, or, as to a registration statement on Form S-3, Form SF-3 or Form F-3, is contained in a form of prospectus filed pursuant to § 230.424(b) of this chapter that is part of the registration statement.

(C) Provided further, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is for an offering of asset-backed securities on Form SF-1 (§ 239.44 of this chapter) or Form SF-3 (§ 239.45 of this chapter), and the information required to be included in a post-effective amendment is provided pursuant to Item 1100(c) of Regulation AB (§ 229.1100(c)).

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Harrisburg, Commonwealth of Pennsylvania, this July 1, 2024.

Orrstown Financial Services, Inc.

By:	/s/ Thomas R. Quinn, Jr.
Name:	Thomas R. Quinn, Jr.
Title:	President and Chief Executive Officer

POWER OF ATTORNEY AND SIGNATURES

We, the undersigned officers and directors of Orrstown Financial Services, Inc., hereby severally constitute and appoint Thomas R. Quinn, Jr. and Neelesh Kalani, and each of them singly (with full power to each of them to act alone), our true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution in each of them for the person and in his or her name, place and stead, and in any and all capacities, to sign for us and in our names in the capacities indicated below any and all amendments (including post-effective amendments) to this registration statement on Form S-8, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as full to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the date indicated below.

By:	/s/ Thomas R. Quinn, Jr.	By:	/s/ Neelesh Kalani
	Thomas R. Quinn, Jr. President and Chief Executive Officer and Director (Principal Executive Officer)		Neelesh Kalani Executive Vice President, Chief Financial Officer (Principal Financial Officer)

By:	/s/ Sean Mulcahy	By:	/s/ Joel R. Zullinger
	Sean Mulcahy Senior Vice President and Chief Accounting Officer (Principal Accounting Officer)		Joel R. Zullinger Chairman of the Board and Director

By:	/s/ Sarah M. Brown	By:	/s/ Brian D. Brunner
	Sarah M. Brown Director		Brian D. Brunner Director

By:	/s/ Scott V. Fainor	By:	/s/ John W. Giambalvo
	Scott V. Fainor Director		John W. Giambalvo Director

By:	/s/ Cindy J. Joiner	By:	/s/ Craig L. Kauffman
	Cindy J. Joiner Director		Craig L. Kauffman Director

By:	/s/ Mark K. Keller	By:	/s/ J. Rodney Messick
	Mark K. Keller Director		J. Rodney Messick Director

By:	/s/ Michael J. Rice	By:	/s/ Eric A. Segal
	Michael J. Rice Director		Eric A. Segal Director

By:	/s/ Glenn W. Snoke
Glenn W. Snoke Director